Exhibit 20

PRESS RELEASE

For immediate release

Citrine Global (OTCQB: TECR) Signed Two Additional Agreements with Intelicanna (TASE: INTL) – a Services Agreement and a Loan Agreement - following the Agreement dated May 2020 for Acquisition of Intelicanna Shares

Citrine Global is currently trading as TechCare Corp. (TECR). Its name change to “Citrine Global Corp.” is expected to take effect soon.

June 29, 2020

On June 25, 2020, as part of its multi-strategy solutions for growth-stage technology companies, Citrine Global (OTCQB: TECR) with its wholly-owned Israeli subsidiary signed a Services Agreement and a Loan Agreement with Intelicanna, a publicly-traded, Israeli, medical cannabis company listed on the Tel Aviv Stock Exchange.

●	The Services Agreement provides a framework under which Citrine Global is to provide business development and consulting services to Intelicanna, including assistance with raising financing, during a period of 18-months for an amount of up to NIS15M ($4.45M).

●	The Loan Agreement provides Intelicanna with NIS1M ($300K) in direct financing for working capital purposes for Intelicanna’s sales.

This is the next step in Citrine Global’s support of Intelicanna, following the share acquisition agreement signed 31 May, 2020, to support Intelicanna’s growth stage.

The solutions provided to Intelicanna are an example of Citrine Global’s multi-strategy solutions to support growth stage technology companies’ expansion plans by providing a unique mix of ongoing financing support and business development services. Citrine Global tailors its services in accordance with each company’s business strategy. The various services include: equity financing, expanding operations, finding business partners, acquiring assets, mergers and acquisitions, and public and private offerings.

As mentioned, Citrine Global focuses as its first step on the Israeli market, via its fully-owned subsidiary CTGL - Citrine Global Israel Ltd., which targets Israeli technology companies in the fields of healthcare, wellness, food tech and medical cannabis. This focus comes as a result of the constraints imposed by COVID-19 and since the company’s management is based in Israel and already has a strong presence in the Israeli market.

Intelicanna is a publicly traded medical cannabis company based in Israel. It has obtained all regulatory approvals needed to operate in Israel, including from the Medical Cannabis Unit in the Israeli Ministry of Health. It is active in plant genetics, agro technologies, downstream processing and product development. It develops high-quality medical cannabis and CBD-based products and technologies that optimize the process of cultivating and processing cannabis within the industry.

About Citrine Global Corp.

Citrine Global’s business activity is comprised of creating value and implementing expansion strategies for growth-stage technology companies, offering multi-strategy solutions combining strategic marketing, business development, real estate and asset management services and financing solutions. Such wide spectrum of services is targeted at helping create an integrated strategy that supports our portfolio companies in achieving their local and global expansion plans.

Key Target Markets: We believe the health and wellness fields are demonstrating high growth potential and we are therefore primarily focused on these sectors. We plan on empowering innovative companies to become global leaders and improve the health and quality of life of as many people as possible worldwide.

Geographies: The Company provides solutions to companies from Israel, USA, Canada, Europe and around the world through subsidiaries and local teams and professionals in each region.

The company operates in the Israeli market, via its fully-owned subsidiary, which targets Israeli startups and technology companies in the fields of Healthcare, Wellness, Food Tech and Israeli Medical Cannabis companies.

http://www.citrine-global.com

About Intelicanna Cannabis Innovation

Intelicanna is a publicly traded medical cannabis company based in Israel. It has obtained all regulatory approvals needed to operate in Israel, including from the Medical Cannabis Unit in the Israeli Ministry of Health.

From plant genetics and agro technologies to downstream processing and product development, Intelicanna plans to leverage the wide spectrum of proven Israeli know-how to revolutionize the process of medical cannabis cultivation and processing.

Capitalizing on its specialists’ vast experience and deep understanding of the medical cannabis market, Intelicanna’s ‘R&D to commercialization’ strategy aims to create a portfolio of high quality products and technologies that help optimize the process of cultivating and processing cannabis within the industry.

For inquiries and further information, please contact: info@citrine-global.com

Disclaimer: This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of the Company.

This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning the Company.

These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words “will”, “expects”, “anticipates”, “believes”, “intends”, “estimates “, “target”, and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the Company believes that the expectations reflected in the forward looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by the forward-looking information and statements, and the Company cannot guarantee future results, levels of activity, performance or achievements.

Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: trends in target markets; effects of competition in the Company’s main markets; ability to establish and maintain strategic relationships in its major businesses; profitability of the growth strategy; and changes in global, political, economic, business, competitive, market and regulatory forces. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the Company or its representatives are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise except as otherwise required by applicable law or regulations